EXHIBIT 99.1

LIVE NATION ANNOUNCES CREDIT AGREEMENT AMENDMENT, ADDITIONAL REVOLVING CREDIT FACILITY AND COST REDUCTION PROGRAM

•Debt covenant amended
•Raised $120 million in additional revolver capacity
•Total liquidity position of $3.8 billion
•Cost reduction program launched with target 2020 savings of $500 million

LOS ANGELES – April 13, 2020 – Live Nation Entertainment, Inc. (NYSE: LYV) today announced an amendment to its existing credit agreement, the completion of a new revolving credit facility and a cost reduction and cash management program.

“The live entertainment industry has delivered incredible global growth for over 20 years, which speaks to the great passion and resilience of fan demand,” said Michael Rapino, President and Chief Executive Officer of Live Nation Entertainment. “With this additional liquidity, the flexibility in our debt covenants, and cost-cutting efforts, we believe that Live Nation has the financial strength to weather this difficult time. We will be ready to ramp back up quickly and once again connect audiences to artists at the concerts they are looking forward to.”

Credit Agreement Amended
The amendment will, among other things, suspend Live Nation’s net leverage covenant under its existing senior secured credit agreement for the second and third quarters of 2020. Commencing with the fourth quarter of 2020, through the second quarter of 2021, the net leverage covenant will be calculated by substituting consolidated EBITDA, as defined in the credit agreement, from the second and third quarters of 2020 with consolidated EBITDA from the second and third quarters of 2019. As a result, this amendment will eliminate the use of consolidated EBITDA from the second and third quarters of 2020 in any net leverage covenant test, allowing the company the flexibility to manage its business through the disruption it will experience in 2020.

New Revolving Credit Facility
A new incremental revolving credit facility of $120 million has been established, extending Live Nation’s undrawn debt capacity. Following this increase, Live Nation has approximately $940 million in available debt capacity, including $400 million in undrawn term loan A capacity and $540 million in available revolver capacity.

As of February 29, 2020, Live Nation’s total cash and cash equivalents balance was $3.3 billion, which included $914 million of free cash and $2.0 billion of event-related deferred revenue. This free cash and event-related deferred revenue, together with the now available debt capacity of $940 million, gives the company a total liquidity position of $3.8 billion. While event-related deferred revenue balances fluctuate over the course of the year, given the timing of shows in 2020 and expected substantial volume of on-sales for 2021 shows in the second half of this year, the company expects this number to remain above seasonally normal levels throughout this year.

Event-related deferred revenue consists of cash held by Live Nation Concerts for its shows, with roughly half the funds associated with upcoming shows in the U.S. and half for international shows. In the U.S., the funds are largely associated with shows in the company’s owned or operated venues, notably amphitheaters, festivals, theaters and clubs. Internationally, the funds held are from a combination of both shows in owned or operated venues, as well as shows in third-party venues associated with the company’s promoter share of tickets in allocation markets.

Live Nation does not otherwise generally hold funds for concerts being held in third-party buildings. In the U.S., venues traditionally hold all funds, and internationally either the venue holds all funds or holds the portion of funds associated with their ticket allocation.

Affected Shows Largely Postponed Not Canceled
As of March 31st, Live Nation has sold over 45 million tickets to shows scheduled for 2020, down 2% from the same time last year. These ticket sales do not include 1.6 million tickets for canceled shows and 1.5 million tickets for shows rescheduled into 2021.

Through March 31st, Live Nation has had eight thousand shows impacted by the event stoppage starting in mid-March of this year, with 15 million tickets sold for these shows. Of this, seven thousand shows with 14 million tickets sold were postponed, accounting for 90% of tickets impacted. The remaining 10% of tickets, or 1.6 million, were for shows that were canceled.

Refunds have been issued for tickets for all canceled shows, and the company expects to allow some refunds for postponed shows in the U.S. and select international markets as new event dates are set. In multiple international markets, including Germany, Italy and Belgium, government regulations which allow for the issuance of vouchers in place of cash refunds for rescheduled shows, and in some cases for cancelled shows, have been put in place or drafted.

For rescheduled shows that have offered refunds over the past month, 5% to 20% of fans have requested refunds while the vast majority preferred to hold on to their tickets for the future date. Based on these trends, as well as an analysis of scenarios where refund rates increase above 20%, the company does not expect material declines in its event-related deferred revenue balances given the geographic diversity of the funds, the large portion of funds held by venues, and ongoing ticket sales for events in late 2020 and 2021.

Cost and Cash Management Programs
Following record pacing of ticket sales through early March of this year, Live Nation ceased all concerts activity by mid-March. As a result of the stop in show activity, the company’s first quarter 2020 operating loss is expected to widen versus prior year and adjusted operating income (“AOI”) is expected to drop from being in-line with 2019’s strong first quarter results to a small loss for the quarter, while revenue for the quarter is expected to be down approximately 20%.

Given the uncertainty associated with the duration of current conditions globally, the company has launched a number of initiatives to reduce fixed costs and conserve cash. As part of these cost reduction efforts, the company will implement salary reductions, with salaries for senior executives reduced by up to 50%, and the company’s CEO voluntarily forgoing 100% of his salary for the duration of the salary reduction program. Additional cost reduction efforts include hiring freezes, reduction in the use of contractors, rent re-negotiations, furloughs, and reduction or elimination of other discretionary spending, including, among other things, travel and entertainment, repairs and maintenance, and marketing.

The company is also making full use of government support programs globally. In most European and Asian markets, including the U.K., Germany, Italy, France, Spain and Australia, there are robust payroll support programs to mitigate a substantial portion of employee costs. Additionally, in the U.S., Live Nation expects to receive payroll support under the Employee Retention Credit for employers program established as part of the 2020 CARES Act.

The company is further protecting its cash outflows by reducing advances in both its ticketing and concert businesses, re-assessing all capital expenditure projects and evaluating all other cash deployment activities. As a result of these initiatives and government support programs, the company is targeting $500 million in cost reductions in 2020 and the elimination or deferral into 2021 of $800 million in cash outflows. The company believes this aggressive cost and cash management program, combined with a strong liquidity profile, positions Live Nation to manage through the COVID-19 related hold on show activity and provides the flexibility to scale-up quickly when shows restart.

About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts and Live Nation Media & Sponsorship. For additional information, visit www.livenationentertainment.com.

Contact:
Jackie Beato
(310) 975-6858
Investors: IR@livenation.com
Media: Media@livenation.com

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the company’s financial strength for the duration of the current pandemic and its future readiness; anticipated on-sales volume for 2021 shows; event-related deferred revenue balances in 2020; refund activity for canceled or postponed shows; current expectations for operating loss, adjusted operating income and revenue in the first quarter of 2020; and the ultimate components of, and savings realized by, the company’s cost reduction program, including its eligibility for any government support programs. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, near- and long-term impacts of the COVID-19 virus outbreak (the “coronavirus”) including the impact of the associated economic slowdown, and operational challenges associated with selling tickets and staging events. The company refers you to the documents it files with the Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of its annual report on Form 10-K for the year ended December 31, 2019, which contains and identifies important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. In particular, the risk factor therein captioned “We may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks or disease epidemics” outlines risks faced, among other things, as a result of evolving circumstances and uncertainty related to the coronavirus and its ultimate impact on the company. The coronavirus’s impact on the company’s results in the future cannot be reasonably estimated at this time given the uncertainty regarding the magnitude, duration, and global reach of the situation. Due to this uncertainty, any prior operational or financial guidance or forward-looking statements should not be considered accurate. The company currently intends to provide further updates on its first quarter earnings call.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise, except as may be required by law.

Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before certain stock-based compensation expense, loss (gain) on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration obligations, and acquisition-related severance and compensation). We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.

Free Cash is a non-GAAP financial measure that we define as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. We use free cash as a proxy for how much cash we have available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures.

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)	February 29, 2020
Cash and cash equivalents	$3,266.7
Client cash	(764.4)
Deferred revenue — event-related	(2,015.1)
Accrued artist fees	(66.8)
Collections on behalf of others	(49.4)
Prepaid expenses — event-related	543.4
Free cash	$914.4